NEWS RELEASE                                                          EXHIBIT 99

For Immediate Release                     Contact:     William W. Sherertz
                                                       President and
                                                       Chief Executive Officer

                                          Telephone:   (503) 220-0988


                         BARRETT BUSINESS SERVICES, INC.
                          ANNOUNCES PENDING MERGER WITH
                       WESTERN INDUSTRIAL MANAGEMENT, INC.
                 AND ACQUISITION OF BOLT STAFFING SERVICE, INC.


         PORTLAND, OREGON, April 15, 1998 - Barrett Business Services, Inc. (Nasdaq trading symbol: "BBSI") announced today that it has reached an agreement in principle to acquire Western Industrial Management, Inc. pursuant to a stock-for-stock merger. The transaction will be accounted for as a pooling of interests.

         The transaction is valued at approximately $11.1 million and provides that Barrett will issue approximately 975,000 shares of common stock in exchange for all the stock of Western. The acquisition is expected to close on June 1, 1998.

         Western, a privately-held staffing services company headquartered in San Bernadino, California, operates six branch offices in Southern California. Western's revenues for the year ended December 31, 1997 were approximately $24.5 million.

         William W. Sherertz, Barrett's President and Chief Executive Officer, commented that, "We are very pleased with this opportunity, which is expected to be accretive to earnings subsequent to the closing. Western's very strong and capable management team has built an excellent company. The culture of our two companies is very similar and their management team will continue with Barrett. Keith Rentschler, Western's President, will become an Area Vice President with Barrett and will provide managerial oversight over our entire Southern California zone."

         Barrett also announced that it acquired certain assets of BOLT Staffing Service, Inc. effective April 13, 1998 for $675,000 in cash.

         BOLT Staffing Service, Inc., located in Pocatello, Idaho, had revenues for the year ended December 31, 1997 of approximately $2.4 million.

         Barrett Business Services, Inc., is a human resource management company with offices in Washington, Oregon, Idaho, California, Arizona, Michigan, Maryland and Delaware. For 1997, Barrett reported revenues of $281.0 million and net income of $3.8 million.